EXHIBIT 10.1
Form of Executive Severance Agreement
THE YANKEE CANDLE COMPANY, INC.
Executive Severance Agreement
     THIS EXECUTIVE SEVERANCE AGREEMENT is made by and between The Yankee Candle Company, Inc., a Massachusetts corporation (the “Company”), and                      (the “Executive”) as of September ___, 2006 (the “Effective Date”).
     WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Board”), after consultation with a compensation consultant, review of market data, and consideration of such other factors as it deemed relevant, has recommended that the Company enter into agreements with certain members of management of the Company, including the Executive, providing for severance benefits in the event of a termination of employment under specified circumstances, as well as certain benefits upon a Change in Control Event (as defined below);
     WHEREAS, after considering the recommendation of the Compensation Committee, the Board has approved the execution of such agreements with certain members of management of the Company, including the Executive;
     NOW, THEREFORE, as an inducement for and in consideration of the Executive remaining in its employ and in consideration of the other provisions contained herein, the Company and the Executive hereby agree as follows.
     1. Key Definitions.
     As used herein, the following terms shall have the following respective meanings:
          1.1 “Change in Control Event” means an event or occurrence set forth in any one or more of paragraphs (a) through (c) below:
               (a) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) more than 50% of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this paragraph (a), the following acquisitions shall not constitute a Change in Control Event: (i) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iii) any acquisition by any company pursuant to a Business Combination (as defined below) which complies with clauses (i) and (ii) of paragraph (c) of this Section 1.1; or
               (b) such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (x) who was a member of the Board on the date of this Agreement or (y) who was nominated or elected subsequent to such date by at least two-thirds of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least two-thirds of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or
               (c) the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, at least 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring company in such Business Combination (which shall include, without limitation, a company which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring company is referred to herein as the “Acquiring Company”) in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination; and (ii) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Company) beneficially owns, directly or indirectly, more than 50% of the then-outstanding shares of common stock of the Acquiring Company, or of the combined voting power of the then-outstanding securities of such company entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination).
          1.2 “Change in Control Date” means the first date on which a Change in Control Event occurs.
          1.3 “Cause” means the Executive’s (a) intentional failure to perform his or her reasonably assigned duties, (b) dishonesty or willful misconduct in the performance of his or her duties, (c) involvement in a transaction in connection with the performance of his or her duties to the Company or any of its subsidiaries which transaction is adverse to the interests of the

Company or any of its subsidiaries and which is engaged in for personal profit or (d) willful violation of any law, rule or regulation in connection with the performance of his or her duties to the Company or any of its subsidiaries (other than traffic violations or similar offenses).
          1.4 “Good Reason” means (a) a reduction of more than 5% in the Executive’s annual base salary in effect immediately prior to the Change in Control Event or a material reduction in the cash incentive compensation opportunities or other employee benefits available to the Executive under the executive compensation plan for the fiscal year in which the Change in Control Event occurs, (b) a material adverse change in the Executive’s duties and responsibilities (other than reporting responsibilities) from those in effect immediately prior to the Change in Control Event or (c) a requirement that the Executive relocate his or her principal place of business to a location that is in excess of 50 miles from his or her principal place of business immediately prior to the Change in Control Event.
          1.5 “Disability” means (a) the term “Disability” as used in the Company’s long-term disability plan, if any, or (b) if clause (a) is not applicable, the Executive’s absence from the full-time performance of the Executive’s duties with the Company for 180 consecutive calendar days as a result of incapacity due to mental or physical illness which is verified by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.
          1.6 “Date of Termination” means the effective date of the termination of the Executive’s employment with the Company, as determined pursuant to Section 3.2(a).
          1.7 “Severance Period” means the period of [CEO: 24 months; President/COO and CFO: 18 months; Senior Vice Presidents: 12 months; Vice Presidents: six months] following the Date of Termination.
     2. Term of Agreement. This Agreement shall take effect upon the Effective Date and shall expire upon the fulfillment by the Company of all of its obligations under Section 4 following a termination of the Executive’s employment with the Company.
     3. Employment Status and Termination.
          3.1 Not an Employment Contract. The Executive acknowledges that this Agreement does not constitute a contract of employment or impose on the Company any obligation to retain the Executive as an employee and that this Agreement does not prevent the Executive from terminating his or her employment at any time. The Company and Executive each acknowledge that Executive’s employment with the Company continues to be on an “at will” basis.
          3.2 Termination of Employment.
               (a) Any termination of the Executive’s employment (i) by the Company at any time or (ii) by the Executive within 24 months following the Change in Control Date (other than due to the death of the Executive) shall be communicated by a written notice to the other party hereto (the “Notice of Termination”), given in accordance with Section 7.2. Any Notice of Termination shall: (i) indicate (in the case of a termination by the Company) whether such termination is for Cause and (in the case of a termination by the Executive within 24 months following the Change in Control Date) whether such termination is for Good Reason, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment for Cause or for Good Reason and (iii) specify the Date of Termination. The Date of Termination shall be the close of business on the date specified in the Notice of Termination (which date may not be less than 15 days or more than 60 days after the date of delivery of such Notice of Termination), in the case of a termination other than one due to the Executive’s death, or the date of the Executive’s death, as the case may be.
               (b) The failure by the Company or the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Company or the Executive, respectively, hereunder or preclude the Company or the Executive, respectively, from asserting any such fact or circumstance in enforcing the Company’s or the Executive’s rights hereunder.
               (c) Any Notice of Termination for Cause given by the Company must be given within 90 days after the occurrence of the event(s) or circumstance(s) that constitute(s) Cause. [For CEO, COO, CFO and SVP Agreements: Any such Notice of Termination for Cause must be approved by an affirmative vote of the Board of Directors.]
               (d) Any Notice of Termination for Good Reason given by the Executive must be given within 90 days after the occurrence of the event(s) or circumstance(s) that constitute(s) Good Reason.
     4. Severance Benefits to Executive.
          4.1 Termination Without Cause Prior to the Change in Control Date. If, at any time prior to the Change in Control Date or more than 24 months following the Change in Control Date, the Executive’s employment with the Company is terminated by the Company (other than for Cause, Disability or death), then the Executive shall be entitled to the following payments and benefits:
               (a) Accrued Obligations. The Company shall pay to the Executive, in a lump-sum cash payment on the Date of Termination, the sum of the following amounts: (A) the Executive’s accrued base salary through the Date of Termination, (B) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon), (C) any accrued but unused vacation pay, and (D) any other compensation or amounts then owed to the Executive, in each case to the extent not previously paid (the sum of the amounts described in clauses (A) through (D) shall be hereinafter referred to as the “Accrued Obligations”); provided, however, that no Accrued Obligation shall be paid hereunder prior to the otherwise scheduled time for the payment of such Accrued Obligation to the extent such earlier payment would be subject to tax and/or interest under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
               (b) Continued Salary Payments. During the Severance Period, the Company shall make continuing payments to the Executive, in accordance with the Company’s regular payroll practices and subject to all applicable taxes and withholdings, at a rate equal to the Executive’s highest annual base salary during the one-year period prior to the Date of Termination.
               (c) Pro-rated Bonus. The Company shall pay to the Executive, in a lump-sum cash payment within 30 days following the Date of Termination, his or her incentive award target under the executive compensation plan for the fiscal year in which the Date of Termination occurs, multiplied by a fraction, the numerator of which is the number of days elapsed in such fiscal year through the Date of Termination and the denominator of which is 365.
               (d) Health/Dental Benefits. The Company will issue an appropriate COBRA notice to the Executive in connection with the termination of his or her employment. If the Executive elects to, and is eligible to, receive continued coverage under COBRA, during the Severance Period the Company will pay the Company premium contribution for the Executive’s family health insurance plan and family dental insurance plan, each to the same degree as if he or she were an active employee of the Company. The foregoing payment obligation of the Company shall be conditioned upon the Executive’s payment of the same individual premium contribution as is required at any given time of active Company employees with respect to such insurance. The Executive hereby authorizes the Company to collect the Executive’s individual premium contribution via pre-tax deductions from the payments to be made to the Executive under Section 4.1(b) if the Executive elects to proceed under COBRA. [For CEO Agreement only: For any portion of the Severance Period that extends beyond the period of the Executive’s COBRA eligibility, the Company shall continue to provide to the Executive, at the Company’s expense, the family health insurance and family dental insurance benefits that would have been provided to him if he were an active employee; provided that to the extent such health and dental insurance benefits cannot be provided to non-employees, the Company shall instead during such period pay to the Executive an amount equal to the cost to the Company of providing such benefits to a similarly situated employee.] [For SVP/VP Agreements only Should the Executive elect and be entitled to continued COBRA eligibility beyond the Severance Period, he or she shall be entitled to receive such additional period of coverage at his or her expense.] Notwithstanding the above provisions of this Section 4.1(d), the Company’s obligations under this Section 4.1(d) to pay the health insurance premiums referenced above shall cease automatically, prior to the expiration of the Severance Period, if and when the Executive first becomes eligible for health insurance benefits from a new employer, and the Company’s obligations under this Section 4.1(d) to pay the dental insurance premiums referenced above shall cease automatically, prior to the expiration of the Severance Period, if and when the Executive first becomes eligible for dental insurance benefits from a new employer. The Executive agrees to so notify the Company in writing within three days of becoming eligible for health insurance benefits or dental insurance benefits from a new employer during the Severance Period.
               (e) Outplacement Services. The Company shall provide to the Executive outplacement and career assistance services through an outplacement firm of the Company’s choosing. Such services shall be provided at the Company’s expense, in an amount not to exceed $10,000 in the aggregate, so long as the Executive is actively and diligently cooperating with the outplacement firm and using diligent efforts to obtain other employment. If the Executive wishes to utilize such outplacement services for a cost in excess of $10,000, the

Executive is free to do so at his or her sole cost and expense. All amounts due and payable in connection with the services provided hereunder shall be billed directly to the Company and paid by the Company directly to the outplacement firm (subject to the cost limit set forth above). The Executive shall not be entitled to be paid any amounts directly with respect to outplacement services, even if the Executive fails to utilize the outplacement services made available by the Company. All obligations of the Company with respect to outplacement services shall cease immediately upon the acceptance by the Executive of new employment or upon the Executive’s failure to actively and diligently cooperate with the outplacement firm.
          4.2 Termination Without Cause or for Good Reason Following the Change in Control Date. If, within 24 months following the Change in Control Date, the Executive’s employment with the Company is terminated by the Company (other than for Cause, Disability or death) or by the Executive for Good Reason, then the Executive shall be entitled to the following payments and benefits:
               (a) Accrued Obligations. The Company shall pay to the Executive, in a lump-sum cash payment on the Date of Termination, the sum of the Accrued Obligations; provided, however, that no Accrued Obligation shall be paid hereunder prior to the otherwise scheduled time for the payment of such Accrued Obligation to the extent such earlier payment would be subject to tax and/or interest under Section 409A of the Code.
               (b) Continued Salary and Bonus Payments. [For CEO, President/COO, CFO and Senior Vice Presidents: The Company shall pay to the Executive, in a lump-sum cash payment within 30 days following the Date of Termination, [CEO: 200% of; President/COO and CFO: 150% of; Senior Vice Presidents: 100% of] the sum of (i) the Executive’s highest annual base salary during the one-year period prior to the Date of Termination and (ii) his or her incentive award target under the executive compensation plan for the fiscal year in which the Date of Termination occurs or, if such incentive award target was greater in the prior fiscal year than in such fiscal year, his or her incentive award target under the executive compensation plan for the prior fiscal year (such greater incentive award target being referred to herein as the “Applicable Incentive Award Target”).] [For Vice Presidents: The Company shall pay to the Executive, in a lump-sum cash payment within 30 days following the Date of Termination, the sum of (i) 50% of the Executive’s highest annual base salary during the one-year period prior to the Date of Termination and (ii) his or her incentive award target under the executive compensation plan for the fiscal year in which the Date of Termination occurs or, if such incentive award target was greater in the prior fiscal year than in such fiscal year, his or her incentive award target under the executive compensation plan for the prior fiscal year (such greater incentive award target being referred to herein as the “Applicable Incentive Award Target”).]
               (c) Pro-rated Bonus. The Company shall pay to the Executive, in a lump-sum cash payment within 30 days following the Date of Termination, his or her Applicable Incentive Award Target, multiplied by a fraction, the numerator of which is the number of days elapsed in such fiscal year through the Date of Termination and the denominator of which is 365.

               (d) Health/Dental Benefits. The Company shall provide to the Executive, during the Severance Period, the health and dental benefits provided for in Section 4.1(d), on the same terms and conditions as are set forth in that Section.
               (e) Other Employee Benefits. During the Severance Period, the Company shall continue to provide to the Executive those employee benefits, excluding the health and dental benefits covered by Section 4.2(d) (the “Other Benefits”), that the Executive would be entitled to receive if he or she were an active employee of the Company, in accordance with the terms of the applicable benefit plan or program in which the Executive was participating immediately prior to the Date of Termination; provided that the Company shall be obligated to provide such benefits to the Executive only to the extent that the terms of the applicable benefit plan or program covering one or more Other Benefits permit the provision of such Other Benefits to non-employees of the Company. Notwithstanding the above provisions of this Section 4.2(e), the Company’s obligations under this Section 4.2(e) to provide any of the Other Benefits or make the payments referred to in the preceding sentence shall cease automatically, prior to the expiration of the Severance Period, if and when the Executive first becomes eligible for comparable benefits from a new employer. The Executive agrees to so notify the Company in writing within three days of becoming eligible for benefits comparable to any of the Other Benefits from a new employer during the Severance Period.
               (f) Outplacement Services. The Company shall provide to the Executive the outplacement and career assistance services provided for in Section 4.1(e), on the same terms and conditions as are set forth in that Section.
          4.3 Other Employment Terminations. If the Executive’s employment with the Company terminates under any circumstances other than the circumstances covered by Section 4.1 or Section 4.2, then the Company shall pay the Executive (or his or her estate, if applicable), in a lump-sum cash payment on the Date of Termination, the Accrued Obligations.
          4.4 Stock Acceleration. If a Change in Control Event occurs during the term of this Agreement, then, effective immediately prior to the Change in Control Event, (a) each outstanding option to purchase shares of Common Stock of the Company held by the Executive shall become immediately exercisable in full and (b) all outstanding restricted shares of Common Stock held by the Executive shall become fully vested and no longer be subject to a right of repurchase by or risk of forfeiture to the Company. Any stock options and restricted shares held by the Executive shall otherwise continue to be bound by the terms of the applicable agreement and plan.
          4.5 Performance Shares.
               (a) 2004-2006 Performance Period. If a Change in Control Event occurs prior to the date on which the Company would otherwise issue, under the Award of Performance Shares Agreement between the Company and the Executive dated on or about January 7, 2005 covering the Performance Period of the three fiscal years ending January 1, 2005, December 31, 2005 and December 30, 2006, the Performance Shares issuable under such Agreement, then the Company shall issue to the Executive, immediately prior to the Change in Control Event, 60% of the target number of Performance Shares specified in such Agreement.

               (b) 2005-2007 Performance Period. If a Change in Control Event occurs on or prior to December 29, 2007, then the Company shall issue to the Executive, immediately prior to the Change in Control Event, 66-2/3% of the target number of Performance Shares specified in the Award of Performance Shares Agreement between the Company and the Executive dated on or about                      covering the Performance Period of the three fiscal years ending December 31, 2005, December 30, 2006 and December 29, 2007.
               (c) 2006-2008 Performance Period. If a Change in Control Event occurs on or prior to December 29, 2007, then the Company shall issue to the Executive, immediately prior to the Change in Control Event, 33-1/3% of the target number of Performance Shares specified in the Award of Performance Shares Agreement between the Company and the Executive dated on or about                      covering the Performance Period of the three fiscal years ending December 30, 2006, December 29, 2007 and January 3, 2009. If a Change in Control Event occurs after December 29, 2007 but on or prior to January 3, 2009, then the Company shall issue to the Executive, immediately prior to the Change in Control Event, 66-2/3% of the target number of Performance Shares specified in such Award of Performance Shares Agreement.
               (d) General. The Award of Performance Shares Agreements referenced in this Section 4.5 shall be deemed amended by this Agreement to the extent necessary to comply with the terms of this Section 4.5. Any issuance of Performance Shares pursuant to the terms of this Section 4.5 under a particular Award of Performance Shares Agreement shall be deemed to satisfy in full the Company’s obligations under such Award of Performance Shares Agreement. All capitalized terms used in this Section 4.5 which are not otherwise defined in this Agreement shall have the meanings ascribed to them in the applicable Award of Performance Shares Agreement.
          4.6 Taxes.
               (a) Notwithstanding any other provision of this Agreement, in the event that the Company undergoes a “Change in Ownership or Control” (as defined below), the Company shall not be obligated to provide to the Executive a portion of any “Contingent Compensation Payments” (as defined below) that the Executive would otherwise be entitled to receive to the extent necessary to eliminate any “excess parachute payments” (as defined in Section 280G(b)(1) of the Code) for the Executive. For purposes of this Section 4.6, the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Payments” and the aggregate amount (determined in accordance with Proposed Treasury Regulation Section 1.280G-1, Q/A-30 or any successor provision) of the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Amount.”
               (b) Notwithstanding the provisions of Section 4.6(a), no such reduction in Contingent Compensation Payments shall be made if (i) the Eliminated Amount (computed without regard to this sentence) exceeds (ii) 105% of the aggregate present value (determined in accordance with Proposed Treasury Regulation Section 1.280G-1, Q/A-31 and Q/A-32 or any successor provisions) of the amount of any additional taxes that would be incurred by the Executive if the Eliminated Payments (determined without regard to this sentence) were paid to him or her (including, state and federal income taxes on the Eliminated

Payments, the excise tax imposed by Section 4999 of the Code payable with respect to all of the Contingent Compensation Payments in excess of the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code), and any withholding taxes). The override of such reduction in Contingent Compensation Payments pursuant to this Section 4.6(b) shall be referred to as a “Section 4.6(b) Override.” For purpose of this paragraph, if any federal or state income taxes would be attributable to the receipt of any Eliminated Payment, the amount of such taxes shall be computed by multiplying the amount of the Eliminated Payment by the maximum combined federal and state income tax rate provided by law.
               (c) For purposes of this Section 4.6 the following terms shall have the following respective meanings:
                    (i) “Change in Ownership or Control” shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 280G(b)(2) of the Code.
                    (ii) “Contingent Compensation Payment” shall mean any payment (or benefit) in the nature of compensation that is made or made available (under this Agreement or otherwise) to a “disqualified individual” (as defined in Section 280G(c) of the Code) and that is contingent (within the meaning of Section 280G(b)(2)(A)(i) of the Code) on a Change in Ownership or Control of the Company.
                    (iii) “Excess Parachute Payment” shall mean a payment described in Section 280G(b)(1) of the Code.
               (d) Any payments or other benefits otherwise due to the Executive following a Change in Ownership or Control that could reasonably be characterized as Contingent Compensation Payments (the “Potential Payments”) shall not be made until the dates provided for in this Section 4.6(d).
                    (i) In the event that the Company undergoes a Change in Ownership or Control, and the Executive becomes entitled to receive Contingent Compensation Payments relating to such Change in Ownership or Control, the Company shall (A) determine at such time or times as may be necessary to comply with the requirements under Section 280G of the Code whether such Contingent Compensation Payments constitute in whole or in part Excess Parachute Payments and (B) in the event the Company determines that such Contingent Compensation Payments constitute in whole or in part Excess Parachute Payments, notify the Executive (within 30 days after each such determination and with reasonable detail regarding the basis for its determinations) of the following: (1) which Potential Payments constitute Contingent Compensation Payments, (2) the Eliminated Amount and (3) whether the Section 4.6(b) Override is applicable.
                    (ii) Within 30 days after delivery of such notice to the Executive, the Executive shall deliver a response to the Company (the “Executive Response”) stating either (A) that he or she agrees with the Company’s determination pursuant to the preceding sentence, in which case he or she shall indicate, if applicable, which Contingent Compensation Payments, or portions thereof (the aggregate amount of which, determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-30 or any successor provision, shall be equal to the Eliminated Amount), shall be treated as Eliminated Payments or (B) that he or she disagrees with such determination, in which case he or she shall set forth (1) which Potential Payments should be characterized as Contingent Compensation Payments, (2) the Eliminated Amount, (3) whether the Section 4.6(b) Override is applicable, and (4) which (if any) Contingent Compensation Payments, or portions thereof (the aggregate amount of which, determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-30 or any successor provision, shall be equal to the Eliminated Amount, if any), shall be treated as Eliminated Payments.
                    (iii) If the Executive fails to deliver an Executive Response on or before the required date, or if the Executive states in the Executive Response that he or she agrees with the Company’s determinations, the Company’s initial determinations shall be final, the Contingent Compensation Payments that shall be treated as Eliminated Payments shall be determined by the Company in its absolute discretion, and the Company shall make the Potential Payments (other than the Eliminated Payments) to the Executive within 10 business days following the due date for delivery to the Company of the Executive Response (except for any Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due).
                    (iv) If the Executive states in the Executive Response that he or she disagrees with the Company’s determinations, then, for a period of 60 days following delivery of the Executive Response, the Executive and the Company shall use good faith efforts to resolve such dispute. If such dispute is not resolved within such 60-day period, such dispute shall be settled exclusively by arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The Company shall, within 10 business days following delivery to the Company of the Executive Response, make to the Executive those Potential Payments as to which there is no dispute between the Company and the Executive regarding whether they should be made (except for any such Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due). The balance of the Potential Payments (other than Eliminated Payments) shall be made within 10 business days following the resolution of such dispute.
                    (v) Subject to the limitations contained in Sections 4.6(a) and (b) hereof, the amount of any payments to be made to the Executive following the resolution of such dispute shall be increased by the amount of the accrued interest thereon computed at the prime rate announced from time to time by Bank of America, compounded monthly from the date that such payments originally were due.
                    (vi) In the event the Company is required to perform a redetermination in accordance with Treas. Reg. 1.280G-1 Q/A-33(b) with respect to any Contingent Compensation Payments, this Section 4.6(d) shall apply with respect to such redetermination and the parties shall make such adjustments as may be necessary as a result of such redetermination including, if appropriate, the payment by the Company of Contingent Compensation Payments previously treated as Eliminated Payments if the Section 4.6(b) Override applies as a result of such redetermination.

               (e) The provisions of this Section 4.6 are intended to apply to any and all payments or benefits available to the Executive under this Agreement or any other agreement or plan of the Company under which the Executive receives Contingent Compensation Payments.
          4.7 Release. The obligation of the Company to make the payments and provide the benefits to the Executive under clauses (b) through (e) of Section 4.1 or clauses (b) through (f) of Section 4.2 is conditioned upon the Executive signing a release of claims in a form reasonably requested by the Company (the “Employee Release”), within such period of time as the Company may specify following the Date of Termination, and upon the Employee Release becoming effective in accordance with its terms. The Company shall not be obligated to make any payments to the Executive under clauses (b) or (c) of Section 4.1 or clauses (b) or (c) of Section 4.2 until the Employee Release has become effective; provided that at such time as the Employee Release becomes effective, the Company shall promptly pay to the Executive any payments that would otherwise have been made to the Executive between the Termination Date and date on which the Employee Release becomes effective.
          4.8 Exclusive Severance Benefits. The making of the payments and the provision of the benefits by the Company to the Executive under this Agreement shall constitute the entire obligation of the Company to the Executive as a result of the termination of his or her employment, and the Executive shall not be entitled to additional payments or benefits as a result of such termination of employment in connection under any other plan, program, policy, practice, contract or agreement of the Company or its subsidiaries, except in accordance with the terms of the Special Retention Bonus Plan.
          4.9 Mitigation. The Executive shall not be required to mitigate the amount of any payment or benefits provided for in Section 4.1 or Section 4.2 by seeking other employment or otherwise. Further, except as provided in Section 4.1(d) and Section 4.2(d) and (e), the amount of any payment or benefits provided for in Section 4.1 or Section 4.2 shall not be reduced by any compensation or benefits received by the Executive as a result of employment by another employer.
          4.10 Expenses. The Company agrees to reimburse the Executive for all legal and other fees and expenses that the Executive may reasonably incur as a result of any claim or dispute regarding the benefits due to the Executive pursuant to Section 4.1 or Section 4.2 if the Executive prevails in such claim or dispute.
     5. Disputes. [For CEO, President and SVP Agreements: All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board of Directors of the Company and shall be in writing. Any denial by the Board of Directors of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial. The Board of Directors shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim. Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.] [For Vice President Agreements: All claims by the Executive for benefits under this Agreement shall be directed to and mutually determined by the Chief Executive Officer and the General Counsel of the Company and shall be in writing. Any denial by the Chief Executive Officer and the General Counsel of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial. The Chief Executive Officer and the General Counsel shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim. Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.] Notwithstanding anything herein to the contrary, any dispute or controversy arising out of or relating to the Proprietary and Confidential Information Agreement referred to in Section 7.3 below or the non-competition and non-solicitation covenants in Section 7.3 below shall not be subject to arbitration under this Section 5.
     6. Section 409A. The Company and the Executive intend that this Agreement and any deferral of compensation pursuant to its terms comply with the requirements of Section 409A of the Code, so that any payments hereunder are not subject to the taxes and interest imposed by such section. Accordingly, the parties agree that:
          6.1 Notwithstanding anything to the contrary in this Agreement, to the extent that the Executive would be entitled under this Agreement to any payment or benefit that constitutes nonqualified deferred compensation under Section 409A of the Code, such payment or benefit will be paid or provided to the Executive on the later of the times specified by this Agreement (other than in this Section 6) or, if applicable, the times set forth in Section 6.2. In no event shall payments be made or benefits provided prior to such times as may be required to comply with Section 409A.
          6.2 In the event the Executive is a specified employee within the meaning of Section 409A of the Code:
               (a) notwithstanding anything to the contrary in this Agreement, to the extent that the Executive would otherwise be entitled under this Agreement to receive, during the six months beginning on the Date of Termination, any payment that constitutes nonqualified deferred compensation under Section 409A of the Code, such payment shall be paid to the Executive within 10 business days following the earlier of the Executive’s death or the date that is six months and one day after the Date of Termination; and
               (b) notwithstanding anything to the contrary in this Agreement, to the extent that the Executive would otherwise be entitled under this Agreement to receive, during the six months beginning on the Date of Termination, any benefit (other than a payment) that constitutes nonqualified deferred compensation under Section 409A of the Code, (i) such benefit will be delayed until the date that is six months after the Date of Termination and the applicable period for such benefit will be reduced by six months, and (ii) the Company will pay to the Executive within 10 business days following the date that is six months and one day after the Date of Termination a lump sum cash payment equal to the cost that the Executive would incur on an after-tax basis to obtain such benefit for him (including family or dependent coverage, if applicable) on an individual basis during such six-month period.

          6.3 The Company and the Executive shall use good faith efforts to agree on any revisions to this Agreement that may be required to conform the provisions of this Agreement to the requirements of Section 409A and any regulations or other Internal Revenue Service guidance issued thereunder, while also preserving the economic terms currently set forth herein.
     7. Miscellaneous.
          7.1 Successors. This Agreement shall be binding upon the Company and its successors and assigns (including the resulting or acquiring company in a Business Combination). In the event of a Business Combination (and provided that, in the case of a Business Combination structured as the sale or other disposition of all or substantially all of the assets of the Company, the Executive accepts employment with the Acquiring Company effective on or about the Change in Control Date), all references in this Agreement to the Company shall instead be deemed to refer to the Acquiring Company. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to the Executive or his or her family hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.
          7.2 Notices. All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or (ii) prepaid via a reputable nationwide overnight courier service, in each case addressed to the Company, at 16 Yankee Candle Way, P.O. Box 110, South Deerfield, MA 01373, Attn: General Counsel, and to the Executive at the Executive’s address indicated on the signature page of this Agreement (or to such other address as either the Company or the Executive may have furnished to the other in writing in accordance herewith). Any such notice, instruction or communication shall be deemed to have been delivered five business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service. Either party may give any notice, instruction or other communication hereunder using any other means, but no such notice, instruction or other communication shall be deemed to have been duly delivered unless and until it actually is received by the party for whom it is intended.
          7.3 Confidentiality and Non-competition and Non-solicitation Agreements.
               (a) Confidentiality Agreement. The Executive acknowledges that he or she is bound by a Proprietary and Confidential Information Agreement between the Company and the Executive dated                     , 200_. The Executive hereby reaffirms his or her obligations under such agreement and acknowledges and agrees that the Company’s obligations under this Agreement constitute additional consideration for such obligations of the Executive.

               (b) Non-competition and Non-solicitation Covenants. In consideration of the payments and other benefits to be provided to the Executive pursuant to this Agreement, the Executive hereby covenants and agrees as follows:
                    (i) While the Executive is employed by the Company and for a period of two years after the termination or cessation of such employment for any reason,
                         (1) the Executive shall not, directly or indirectly, as an individual proprietor, partner, stockholder, officer, employee, director, joint venture, investor, lender, consultant, or in any other capacity whatsoever (other than as the holder of not more than one percent of the combined voting power of the outstanding stock of a publicly held company), engage in or be affiliated with any business that is competitive with the business of the Company, including but not limited to any business or enterprise that either (A) develops, manufactures, markets, licenses or sells candles, candle accessories, or home fragrance products, or (B) otherwise provides any other consumer product or service that competes with any product or service that (1) was developed, manufactured, marketed, licensed, sold or provided by the Company during the time in which the Executive was employed with the Company, or (2) the Company planned, during the time in which the Executive was employed with the Company, to develop, manufacture, market, license, sell or provide; and
                         (2) the Executive shall not, either alone or in association with others (A) solicit, or permit any organization directly or indirectly controlled by the Executive to solicit, any employee of the Company to leave the employ of the Company, or (B) solicit for employment, hire or engage as an independent contractor, or permit any organization directly or indirectly controlled by the Executive to solicit for employment, hire or engage as an independent contractor, any person who was employed by the Company at the time of the termination or cessation of the Executive’s employment with the Company; provided, that this clause (B) shall not apply to the solicitation, hiring or engagement of any individual whose employment with the Company has been terminated for a period of six months or longer.
                    (ii) If any restriction set forth in this Section 7.3 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.
                    (iii) The restrictions contained in this Section 7.3 are necessary for the protection of the business and goodwill of the Company and are considered by the Executive to be reasonable for such purpose. The Executive agrees that any breach of this Section 7.3 is likely to cause the Company substantial and irrevocable damage that is difficult to measure. Therefore, in the event of any such breach or threatened breach, the Executive agrees that the Company, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of this Agreement and the Executive hereby waives the adequacy of a remedy at law as a defense to such relief.

                    (iv) The Executive hereby acknowledges and agrees that the Company’s obligations under this Agreement constitute valid and sufficient consideration for the non-competition and non-solicitation obligations of the Executive under this Section 7.3(b). The terms of this Section 7.3 supercede any other non-competition and non-solicitation agreements or covenants between the Company and the Executive.
          7.4 Employment by Subsidiary. For purposes of this Agreement, the Executive’s employment with the Company shall not be deemed to have terminated if the Executive’s employment with the Company terminates but the Executive continues to be employed by a wholly-owned subsidiary of the Company.
          7.5 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
          7.6 Governing Law and Jurisdiction. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the Commonwealth of Massachusetts, without regard to conflicts of law principles. Except with respect to matters subject to arbitration under Section 5, any suit, action or other legal proceeding that is commenced to resolve any matter arising under or relating to this Agreement shall be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within the Commonwealth of Massachusetts), and the parties to this Agreement consent to the jurisdiction of such court.
          7.7 Waivers. No waiver by either party at any time of any breach of, or compliance with, any provision of this Agreement to be performed by the other party shall be deemed a waiver of that or any other provision at any subsequent time.
          7.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together shall constitute one and the same instrument.
          7.9 Tax Withholding. Any payments provided for hereunder shall be paid net of any applicable tax withholding required under federal, state or local law.
          7.10 Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein; and any prior agreement of the parties hereto in respect of the subject matter contained herein, including without limitation [identify any offer letter or other agreement, or provision thereof, with the Executive containing severance provisions] between the Company and the Executive dated                     , 200_, is hereby terminated and cancelled. Notwithstanding the foregoing, any Proprietary and Confidential Information Agreement, Stock Option Agreement, Restricted Stock Agreement and/or Award of Performance Shares Agreement between the Company and the Executive, and/or any rights the Executive may have under the Company’s Special Retention Bonus Plan, shall not be superceded or terminated by this Agreement (provided that Sections 4.4 and 4.5 may modify the terms of such Stock Option Agreement, Restricted Stock Agreement and/or Award of Performance Shares Agreement).
          7.11 Amendments. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.
          7.12 Executive’s Acknowledgements. The Executive acknowledges that he or she: (a) has read this Agreement; (b) has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of the Executive’s own choice or has voluntarily declined to seek such counsel; (c) understands the terms and consequences of this Agreement; and (d) understands that the law firm of Wilmer Cutler Pickering Hale and Dorr LLP is acting as counsel to the Company in connection with the transactions contemplated by this Agreement, and is not acting as counsel for the Executive.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

THE YANKEE CANDLE COMPANY, INC.

By:

Title:

[NAME OF EXECUTIVE]

Address: